Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Estrella Immunopharma, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, $0.0001 par value per share	(1)	457(a)	6,694,935	$1.0225	$6,845,571.04	0.0001381	$945.37
Fees Previously Paid	Equity	Common stock, $0.0001 par value per share	(2)	457(a)	2,541,206	$1.6750	$4,256,520.05	0.0001381	$587.83

Total Offering Amounts:							$11,102,091.09		1,533.20
Total Fees Previously Paid:									587.83
Total Fee Offsets:									0.00
Net Fee Due:									$945.37

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Offering Note(s)

(1)	This Amendment No. 1 registers an additional 6,694,935 shares of common stock for resale by the selling stockholders. The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(a) and 457(c) under the Securities Act and is based on the average of the high and low prices of the registrant's common stock as reported on January 15, 2026.
(2)	The registrant previously paid a filing fee of $ 587.83 in connection with the initial filing of this Registration Statement on December 22, 2025. The proposed maximum offering price per share was estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(a) and 457(c) under the Securities Act and was based on the average of the high and low prices of the registrant's common stock as reported on December 19, 2025. The filing fee previously paid is credited against the total filing fee due for the Registration Statement in accordance with Rule 457(b) under the Securities Act.